Exhibit 99.5
SAFEWAY INC. AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations
MANAGEMENT OVERVIEW The Company’s results of operations can be affected by economic conditions such as macroeconomic conditions, credit market conditions and the level of consumer confidence. The Company believes that recently consumer confidence has improved modestly, but remains cautious. The Company is responding to this challenging environment with new marketing programs, such as just for U™, and a continuing focus on cost control.
RECENT DEVELOPMENTS
Definitive Merger Agreement
On March 6, 2014, Safeway entered into an Agreement and Plan of Merger (as amended on April 7, 2014 and on June 13, 2014 the “Merger Agreement”), with AB Acquisition LLC (“AB Acquisition”), Albertson’s Holdings LLC (“Albertsons Holdings”), a subsidiary of AB Acquisition, Albertson’s LLC, a subsidiary of Albertsons Holdings, and Saturn Acquisition Merger Sub, Inc. (“Merger Sub”), a subsidiary of Albertsons Holdings, pursuant to which the parties agreed that, on the terms and subject to the conditions set forth in the Merger Agreement, Albertsons Holdings will acquire Safeway.
The Merger Agreement provides that, at the closing of the transactions contemplated thereby, Merger Sub will be merged with and into Safeway (the “Merger”), with Safeway continuing as the surviving corporation. The Merger Agreement was unanimously approved by the Board of Directors of Safeway. See Note A to the condensed consolidated financial statements set forth in Exhibit 99.4 to the Current Report on Form 8-K to which this Exhibit 99.5 is attached (the "Current Report on Form 8-K").

Distribution of Blackhawk Shares

The Merger did not alter Safeway’s previously announced plan to distribute the remaining 37.8 million shares of Blackhawk stock that it owned to its stockholders, which was completed on April 14, 2014. See Note N to the condensed consolidated financial statements set forth in Exhibit 99.4 to the Current Report on form 8-K.

Exhibit 99.5
SAFEWAY INC. AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

DISCONTINUED OPERATIONS Historical financial information for Canada Safeway Limited ("CSL") and Dominick's presented in the consolidated income statements has been reclassified to discontinued operations to conform to current-year presentation. Additionally, historical financial information for Blackhawk has been retrospectively recast as a discontinued operation for all periods presented in the consolidated income statements. The disclosures in this Management's Discussion and Analysis focus on continuing operations, unless otherwise noted. The financial results of discontinued operations for the 12 weeks ended March 22, 2014 and March 23, 2013 were as follows (in millions):

	March 22, 2014	March 23, 2013
Sales and other revenue:
CSL	$—	$1,493.2
Dominick's	7.3	329.9
Blackhawk	223.2	$175.7
Total	$230.5	$1,998.8

(Loss) income from discontinued operations, before income taxes:
CSL	$—	$76.2
Dominick's	(61.8)	(11.3)
Blackhawk	(5.7)	$0.4
Total	$(67.5)	$65.3

(Loss) gain on sale or disposal of operations, net of lease exit costs, before income taxes:
CSL	(5.1)	—
Dominick's	42.1	—
Total	$37.0	$—

Total (loss) income from discontinued operations before income taxes	$(30.5)	$65.3
Income taxes on discontinued operations	15.6	(6.1)
(Loss) income from discontinued operations, net of tax	$(14.9)	$59.2

As previously reported, Safeway participated in four multiemployer pension plans on which withdrawal liability is expected to be incurred due to the Dominick's closure.  In April 2014, the Company received two demand letters, which resulted in the Company increasing the multiemployer pension plan withdrawal liability by $33.8 million ($21.1 million after tax) in the first quarter of 2014 (included in loss from discontinued operations in the condensed consolidated statement of operations). This resulted in a reduction in the earnings from discontinued operations of $33.8 million ($21.1 million after tax) from the amount reported in the earnings release dated April 23, 2014. For more information on the withdrawal liability, see Note B to the condensed consolidated financial statements set forth in Exhibit 99.4 to the Current Report on Form 8-K.
INCOME BEFORE INCOME TAXES Safeway’s loss before income taxes was $130.1 million in the first quarter of 2014 compared to income before income taxes of $56.2 million in the first quarter of 2013. This decline was primarily the result of a loss on foreign currency translation of $153.1 million in 2014 and lower operating profit.
(LOSS) INCOME FROM CONTINUING OPERATIONS Loss from continuing operations, net of tax, was $83.7 million ($0.37 per diluted share) for the first quarter of 2014 and included a loss on foreign currency translation of $153.1 million ($93.4 million, net of tax, or $0.41 per diluted share).

In the first quarter of 2013, income from continuing operation, net of tax, was $59.6 million ($0.25 per diluted share) and included a $17.2 million ($0.07 per diluted share) reduction of income tax expense on corporate-owned life insurance ("COLI") policies and a $5.0 million ($0.02 per diluted share) reduction of tax expense due to the resolution of federal income tax matters.
SALES AND OTHER REVENUE Total sales were essentially flat at $8.0 billion in the first quarter of 2014 compared to the first quarter of 2013. Higher identical-store sales of $125 million were partially offset by $82 million of lower fuel sales. Fuel

Exhibit 99.5
SAFEWAY INC. AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

sales decreased primarily because the gallons sold decreased 4.7%, and the average retail price per gallon of fuel decreased 4.0%.
Identical-Store Sales*

	12 Weeks Ended
	March 22, 2014	March 23, 2013
As reported	0.5%	0.9%
Excluding fuel sales	1.8%	1.9%

*
Identical-store sales (ID Sales) are defined as stores operating in the same period in both the current year and the prior year, comparing sales on a daily basis. Stores that are open during remodeling are included in ID Sales. Internet sales are included in ID Sales if the store fulfilling the orders is included in the ID Sales calculation. Excludes replacement stores and discontinued operations.

Identical-store sales, excluding fuel, increased 1.8%. Average transaction size and transaction counts increased during the quarter.
GROSS PROFIT Gross profit represents the portion of sales revenue remaining after deducting the cost of goods sold during the period, including purchase and distribution costs. These costs include inbound freight charges, purchasing and receiving costs, warehouse inspection costs, warehousing costs and other costs of Safeway’s distribution network. Advertising and promotional expenses and vendor allowances are also components of cost of goods sold.
Gross profit decreased 32 basis points to 26.24% of sales in the first quarter of 2014 compared to 26.56% of sales in the first quarter of 2013. Gross profit increased 30 basis points due to lower fuel sales. The offsetting 62 basis-point decline was largely due to strong cost inflation in produce, meat and pharmacy that have not been fully passed on to consumers.
Vendor allowances totaled $570.2 million in the first quarter of 2014 and $538.1 million in the first quarter of 2013. Vendor allowances can be grouped into the following broad categories: promotional allowances, slotting allowances and contract allowances.
Promotional allowances make up nearly 95% of all allowances. With promotional allowances, vendors pay Safeway to promote their product. The promotion may be any combination of a temporary price reduction, a feature in print ads, a feature in a Safeway circular or a preferred location in the store. The promotions are typically one to two weeks long.
Slotting allowances are a small portion of total allowances (approximately 3% of all allowances). With slotting allowances, the vendor reimburses Safeway for the cost of placing new product on the shelf. Safeway has no obligation or commitment to keep the product on the shelf for a minimum period.
Contract allowances make up the remainder of all allowances. Under the typical contract allowance, a vendor pays Safeway to keep product on the shelf for a minimum period of time or when volume thresholds are achieved.
Slotting and promotional allowances are accounted for as a reduction in the cost of purchased inventory and recognized when the related inventory is sold. Contract allowances are recognized as a reduction in the cost of goods sold as volume thresholds are achieved or through the passage of time.
OPERATING AND ADMINISTRATIVE EXPENSE Operating and administrative expense increased 36 basis points to 25.49% of sales in the first quarter of 2014 from 25.13% of sales in the first quarter of 2013 for the following reasons:

Exhibit 99.5
SAFEWAY INC. AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Basis-point increase (decrease)
Impact of fuel sales	27
Increased administrative expense	15
Increased store occupancy costs	10
Merger-related expenses	6
Lower depreciation expense	(14)
Lower loss on property dispositions and impairment charges	(8)
36
INTEREST EXPENSE Interest expense declined to $51.2 million in the first quarter of 2014 from $64.2 million in the first quarter of 2013 because of a decline in average borrowings, partly offset by an increase in the average interest rate. Average borrowings declined $1,622 million to $4,313 million in the first quarter of 2014 compared to $5,935 million in the first quarter of 2013. The average interest rate increased 45 basis points to 5.14% in the first quarter of 2014 from 4.69% in the first quarter of 2013.

LOSS ON FOREIGN CURRENCY TRANSLATION Loss on foreign currency translation was $153.1 million ($0.41 per diluted share) in the first quarter of 2014. This loss was primarily the result of translating investments denominated in Canadian currency into U.S. currency for financial reporting purposes. At the end of the first quarter of 2014, Safeway had CAD2,985.4 million (USD2,667.5 million) of cash and equivalents denominated in Canadian dollars which came from the sale of substantially all of the net assets of Canada Safeway Limited in the fourth quarter of 2013. Safeway intends to convert substantially all of its Canadian cash and equivalents into U.S. dollars in the second quarter of 2014. The Canadian exchange rate has improved from 0.8935 at the end of the first quarter to 0.9068 as of April 28, 2014.
OTHER INCOME Other income increased to $13.7 million in the first quarter of 2014 from $6.2 million in the first quarter of 2013 primarily due to a $7.5 million increase in interest income.
INCOME TAXES Income taxes on continuing operations was a benefit of 35.7% of pre-tax loss in the first quarter of 2014 compared to a tax benefit of 6.0% on pre-tax income in the first quarter of 2013. The income tax benefit in the first quarter of 2013 included a $17.2 million reduction of tax expense on COLI policies and a $5.0 million reduction of tax expense due to the resolution of federal income tax matters.

Critical Accounting Policies
Critical accounting policies are those accounting policies that management believes are important to the portrayal of Safeway’s financial condition and results and require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. The Company’s 2013 Annual Report on Form 10-K, as amended, includes a description of certain critical accounting policies, including those with respect to workers’ compensation, store lease exit costs and impairment charges, employee benefit plans and income tax contingencies.

Liquidity and Financial Resources
Net cash flow used by operating activities was $173.7 million in the first 12 weeks of 2014 compared to $43.6 million in the first 12 weeks of 2013. This change was largely due to the loss on foreign currency translation and higher tax payments in 2014.

Net cash flow used by investing activities increased to $193.6 million in the first 12 weeks of 2014 from $50.5 million in the first 12 weeks of 2013 primarily due to proceeds from COLI policies in the first quarter of 2013, an increase in restricted cash in 2014 and increased capital expenditures in 2014.

Net cash flow provided by financing activities was $190.4 million in the first 12 weeks of 2014 compared to $571.9 million in the first 12 weeks of 2013. This change was due primarily to lower additions to debt in 2014.

Due to the potential Merger, each of the major U.S. rating agencies have placed Safeway on negative watch.  If Safeway’s

Exhibit 99.5
SAFEWAY INC. AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

credit ratings are downgraded to below the Triple B (or equivalent) level, Safeway will not have the ability to borrow under its commercial paper program. However, Safeway expects to continue to have access to borrowings under the Credit Agreement referred to below.  Management believes that current levels of cash on hand, net cash flow from operating activities and potential borrowing under Safeway’s Credit Agreement will be adequate to meet anticipated requirements for working capital, capital expenditures, interest payments, dividend payments and scheduled principal payments for the foreseeable future. There can be no assurance, however, that Safeway’s business will continue to generate cash flow at or above current levels or that the Company will maintain its ability to borrow under the Credit Agreement.
FREE CASH FLOW ON CONTINUING OPERATIONS Free cash flow is calculated as net cash flow from operating activities (adjusted to exclude payables related to third-party gift cards, net of receivables) less net cash flow used by investing activities. Cash from the sale of third-party gift cards is held for a short period of time and then remitted, less our commission, to card partners. Because this cash flow is temporary, it is not available for other uses, and it is therefore excluded from our calculation of free cash flow.

	12 Weeks Ended
(in millions)	March 22, 2014	March 23, 2013
Net cash flow used by operating activities, as reported	$(173.7)	$43.6
Net cash flow used by investing activities	(193.6)	(50.5)
Free cash flow	$(367.3)	$(6.9)

Free cash flow provides information regarding the cash that the Company’s business generates, which management believes is useful to understanding the Company’s business. Free cash flow is also a useful indicator of Safeway’s ability to service debt and pay dividends that management believes will enhance stockholder value.
This non-U.S. GAAP financial measure should not be considered as an alternative to net cash flow from operating activities or other increases and decreases in cash as shown on our Consolidated Statements of Cash Flows as a measure of liquidity. Non-U.S. GAAP financial measures have limitations as analytical tools, and they should not be considered in isolation or as substitutes for analysis of the Company’s results as reported under U.S. GAAP. Other companies in the Company’s industry may calculate free cash flow differently, limiting its usefulness as a comparative measure.

DISCONTINUED OPERATIONS
Net cash flow used by operating activities was $1,812.9 million in the first 12 weeks of 2014 compared to net cash flow provided by operating activities of $598.9 million in the first 12 weeks of 2013. During the first quarter of 2014, Safeway paid income taxes of $1.1 billion, most of which related to the income taxes on the gain on the sale of substantially all of the net assets of Canada Safeway Limited, which closed in the fourth quarter of 2013.

Net cash flow provided by investing activities was $66.4 million in the first 12 weeks of 2014 compared to net cash flow used by investing activities of $21.1 million in the first 12 weeks of 2013. During 2014, Safeway received net proceeds of $78.3 million from the sale of certain Dominick's stores and paid approximately $5.1 million of expenses related to the sale of substantially all of the net assets of Canada Safeway Limited.
CREDIT AGREEMENT The Company has a $1.5 billion credit agreement (the “Credit Agreement”) with a syndicate of banks that terminates on June 1, 2015. The Credit Agreement provides (i) to Safeway, a four-year revolving domestic credit facility of up to $1,250.0 million for U.S. dollar advances, (ii) to Safeway and CSL, a four-year revolving Canadian credit facility of up to $250.0 million for U.S. dollar and Canadian dollar advances and (iii) to Safeway, a $400.0 million subfacility of the domestic facility for issuance of standby and commercial letters of credit. The Credit Agreement also provides for an increase in the domestic or Canadian credit facility commitments up to an additional $500.0 million, subject to the satisfaction of certain conditions. Safeway will guarantee the obligations of CSL under the Credit Agreement. The Credit Agreement contains various covenants that restrict, among other things and subject to certain exceptions, the ability of Safeway, CSL and their respective subsidiaries to incur certain liens, make certain asset sales, enter into certain mergers or amalgamations, engage in certain transactions with shareholders and affiliates and alter the character of its business from that conducted on the closing date. The Credit Agreement also contains two financial maintenance covenants: (i) an interest coverage ratio that requires Safeway not to permit the ratio of consolidated Adjusted EBITDA, as defined in the Credit Agreement, to consolidated interest expense to be less than 2.00:1.00, and (ii) a leverage ratio that requires Safeway not to permit the ratio of consolidated total

Exhibit 99.5
SAFEWAY INC. AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

debt, less unrestricted cash in excess of $75.0 million, to consolidated Adjusted EBITDA, to exceed 3.50:1.00. As of March 22, 2014, the Company was in compliance with these covenant requirements. At March 22, 2014, there were no borrowings outstanding and $35.6 million in letters of credit under the Credit Agreement. Total unused borrowing capacity under the Credit Agreement was $1,464.4 million on March 22, 2014.
TERM CREDIT AGREEMENT Safeway has a $700.0 million term credit agreement with a syndicate of banks which matures on March 19, 2015. The term credit agreement provides an up to $700.0 million three-year and three-month senior term credit facility available to Safeway. Loans under the term credit agreement carry interest, at Safeway’s option, at either a Base Rate (as defined in the Term Credit Agreement) plus a pricing margin or a Eurodollar Rate (as defined in the Term Credit Agreement) plus a pricing margin. The Term Credit Agreement covenants are substantially similar to the covenants contained in Safeway's existing bank credit agreement dated as of June 1, 2011, as previously disclosed under the caption "Credit Agreement." As of March 22, 2014, the Company was in compliance with these covenant requirements. At March 22, 2014, there were $400.0 million of outstanding borrowings under the Term Credit Agreement.
SHELF REGISTRATION  The Company has a shelf registration statement (the “Shelf”) with the SEC which permits Safeway to issue an unlimited amount of debt securities and/or common stock that expires on October 24, 2014. At March 22, 2014, $1.95 billion of securities were available for issuance under the Safeway board of directors' authorization.
DIVIDENDS ON COMMON STOCK Dividends paid on common stock totaled $46.0 million and $41.9 million for the first quarters of 2014 and 2013, respectively. Note J to the Company’s condensed consolidated financial statements in Exhibit 99.4 to the Current Report on Form 8-K provides additional information on dividends declared and dividends paid on Safeway common stock.

The Merger Agreement allows Safeway to pay its regular quarterly dividends over the next 12 months, prior to closing, and to increase the dividend within certain limits, assuming the Merger Agreement is closed during that time period. If the Merger Agreement is not closed within 12 months, Albertsons can extend the Merger Agreement by an additional three months under certain circumstances. During the extended time, Safeway would not be permitted to pay a dividend to its stockholders, but stockholders would receive additional cash consideration equal to 6% per annum on the $32.50 per share cash price for the number of days that pass during the three-month extension until closing.
STOCK REPURCHASE PROGRAM Safeway did not repurchase any shares of its common stock during the first 12 weeks of 2014 under its previously announced share repurchase program. The remaining board authorization for stock repurchases at March 22, 2014 was approximately $2.2 billion. The repurchase program has no expiration date but may be terminated by the board of directors.  The Merger Agreement does not allow the Company to repurchase its common stock under the Company’s stock repurchase program.  The Merger Agreement does permit the Company to repurchase its common stock from holders of options, restricted stock or performance shares in payment of the exercise price or any applicable taxes.
Capital Expenditure Program
For the first 12 weeks of 2014, Safeway invested $147.5 million in capital expenditures compared to $123.8 million for the first 12 weeks of 2013.